As filed with the Securities and Exchange Commission on February 15, 1995

                                       Registration No.

___________________________________________________________________________

               SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549

               ___________________________________

                            FORM S-8

                     REGISTRATION STATEMENT
                             UNDER
                   THE SECURITIES ACT OF 1933

               ____________________________________


                          Conrail Inc.
     (Exact name of registrant as specified in its charter)


         Pennsylvania                               23-2728514
(State or other jurisdiction of        (I.R.S. Employer Identification No.)
 incorporation or organization)

                       2001 Market Street
               Philadelphia, Pennsylvania  19101
            (Address of Principal Executive Offices)

                 CONSOLIDATED RAIL CORPORATION
             ANNUAL PERFORMANCE ACHIEVEMENT REWARD
                 PLAN FOR 1994 FOR NON-OFFICERS
                    (Full title of the plan)

                        Bruce B. Wilson
                   Senior Vice President-Law
                          Conrail Inc.
                       2001 Market Street
               Philadelphia, Pennsylvania  19101
            (Name and address of agent for service)

                         (215) 209-4041
 (Telephone number, including area code, of agent for service)

_________________________________________________________________

                    (continued on next page)

                 CALCULATION OF REGISTRATION FEE

___________________________________________________________________________
                                   Proposed       Proposed
Title of            Amount         Maximum        Maximum        Amount of
Securities to       to be          Offering       Aggregate      Registration
be Registered       Registered     Price Per      Offering       Fee (2)
                                   Share (1)      Price (2)
____________________________________________________________________________

Phantom Shares (3)   98,600        $52.875        $5,213,475     $15,120

Common Stock,
par value
$1.00 per share (3)  98,600           0             0               0 (4)
_____________________________________________________________________________

          (1) The average of the high and low sale prices of a share of Conrail Inc. Common Stock on the New York Stock Exchange on January 31, 1995 (as reported in the consolidated reporting system), the valuation date specified by the Plan.

          (2) Calculated pursuant to Rule 457 solely for the purpose of determining the registration fee.

          (3)  Phantom Shares are settled in shares of Common
               Stock on a share for share basis upon lapse of the deferral period pursuant to the Plan without payment of additional consideration.

          (4)  Pursuant to Rule 457(i).

                            PART II



INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

          Incorporated herein by reference are the following

documents heretofore filed by the Registrant with the Securities and Exchange Commission:

          (a)  The Registrant's latest annual report
               (Form 10-K for the year ended December 31, 1993), filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended
               (the "Exchange Act");

          (b)  The Registrant's Form 10-Q reports for
               the quarters ended March 31, June 30 and September 30, 1994 and the Registrant's Form 8-K Reports dated February 18, 1994 and December 30, 1994, filed pursuant to Section 13(a) or 15(d) of the Exchange Act; and

          (c)  The description of the Common Stock set
               forth under the caption "Description of
               Registrant's Securities to be Registered" contained in the Registrant's Registration
               Statement on Form 8-B, dated July 13, 1993, pursuant to Section 12 of the Exchange Act.

          In addition, incorporated herein by reference are all

documents hereafter filed by the Registrant pursuant to Sections

13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the

filing of a post-effective amendment which indicates that all securities offered in connection herewith have been sold or which deregisters all securities offered in connection herewith then remaining unsold, and such documents shall be deemed to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

          At the end of the deferral period, as described in the

Plan, each Phantom Share will be settled by the Registrant on a one for one basis in the Registrant's Common Stock, without

payment of any additional consideration, fee or charge.  During the deferral period, holders of Phantom Shares will receive

additional compensation in the same amounts as holders of an equal number of shares of the Registrant's Common Stock receive as dividends.  Holders of Phantom Shares have the option of

accruing additional Phantom Shares instead of receiving this compensation in cash.  Phantom Shares have no voting rights.



Item 5. Interests of Named Experts and Counsel.


          Not applicable.



Item 6. Indemnification of Directors and Officers.


          Sections 1741 and 1742 of the Pennsylvania Business

Corporation Law, as amended, provide that a business corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal,

administrative or investigative, by reason of the fact that he is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another entity, against expenses (including attorneys' fees), judgments,

fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the action or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.  In the case of

actions by or in the right of the corporation, Section 1742

provides that a corporation may indemnify any such persons only against expenses (including attorneys' fees) actually and

reasonably incurred in connection with the defense or settlement of such action and only if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that no such

indemnification is permitted in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the

appropriate court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to an indemnity for the expenses that such court deems proper.

          Section 1743 of the Pennsylvania Business Corporation

Law mandates that to the extent a representative of a business corporation has been successful on the merits or otherwise in defense of any action or proceeding (including one on behalf of the corporation), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in

connection therewith.

          Section 1745 of the Pennsylvania Business Corporation

Law provides that expenses (including attorneys' fees) incurred in defending any action or proceeding as discussed above may be paid by a business corporation in advance of the final

disposition of the action or proceeding upon receipt of an

undertaking by or on behalf of the representative to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the corporation.

          Section 1746(a) of the Pennsylvania Business

Corporation Law permits a business corporation to create a fund,

which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations.

          Section 1746(a) of the Pennsylvania Business

Corporation Law provides that the indemnification and advancement of expenses provided for by the statutory provisions discussed above shall not be deemed exclusive of any other rights to which a person seeking the indemnification or advancement of expenses maybe entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to actions in his official capacity and as to actions in another capacity while holding that office.  However, indemnification pursuant to

Section 1746(a) shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted a willful misconduct or recklessness. A Pennsylvania corporation's articles of incorporation may not provide for indemnification in the case of willful misconduct or recklessness.

          Under Section 1747 of the Pennsylvania Business

Corporation Law, a corporation may maintain insurance on behalf of any of the persons referred to above against any liability asserted against such person and incurred in or arising out of the capacities referred to above, whether or not the corporation would have the power to indemnify him against that liability under the Pennsylvania Business Corporation Law.

          Section 11.7 of the Registrant's By-laws mandates the

indemnification by the Registrant of any officer or director, and authorizes the Board of Directors to direct the Registrant to indemnify any employee or agent other than an officer of the

Registrant, with respect to any threatened, pending or completed action, suit or proceeding (including actions by or in the right of the Registrant to procure a judgment in its favor) arising out of, or in connection with, any actual or alleged act or omission or the status of such person in his capacity as a director,

officer, employee or agent of the Registrant or in such capacity for another enterprise if requested to serve in such capacity by the Registrant, against expenses (including attorney's fees),

judgments, fines, and amounts paid in settlement actually and reasonably incurred, unless the person's actions or failure to act that gave rise to the claim for indemnification is determined by a court to have constituted willful misconduct or

recklessness. Expenses incurred by any director or officer in defending any civil or criminal action shall be, and such expenses incurred by any employee or agent other than an officer may upon approval of the Board of Directors be, paid by the

Registrant in advance of the final disposition of such action,

suit or proceeding, upon receipt of an undertaking by such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant.

          Section 11.6 of the Registrant's By-laws provides that

no director of the Registrant shall be personally liable for monetary damages for any action taken or any failure to take action unless such director has breached or failed to perform the duties of his office under the Pennsylvania Business Corporation

Law and the breach or failure to perform constitutes self-

dealing, willful misconduct or recklessness, or unless such

liability is imposed pursuant to a criminal statute or for the payment of taxes.

          Sections 11.6 and 11.7 of the Registrant's By-laws do

not apply to any actions filed prior to their adoption by the

Registrant's shareholders on July 29, 1987, nor to any breach or failure of performance occurring prior to July 29, 1987.

          Section 11.8 of the Registrant's By-laws mandates the

indemnification of directors and officers of the Registrant and persons serving in such capacity for another company at the

request of the Registrant, if such person has been successful on the merits or otherwise or upon a determination in the specific case that such indemnification is proper because the person has met the standard of conduct set forth in the 1988 Pennsylvania

Business Corporation Law.  Section 11.8 applies to any breach or failure of performance, regardless of its date of occurrence.

          The Registrant maintains directors' and officers'

liability insurance for expenses for which indemnification is permitted by the Pennsylvania Business Corporation law.



Item 7.  Exemption from Registration Claimed.


          Not applicable.



Item 8.  Exhibits.


          4.1  Articles of Incorporation of the

               Registrant filed as Appendix B to the Proxy

               Statement of Consolidated Rail Corporation, dated

               April 16, 1993 and incorporated herein by

               reference.


          4.2  By-Laws of the Registrant, filed as
               Exhibit 3.3(ii) to the Registrant's Form 8-B, dated July 13, 1993 and incorporated herein by reference.

          4.3 Form of Certificate of Common Stock, par value $1.00 per share, of the Registrant, filed as
               Exhibit 3.4(i)(c) to the Registrant's Form 8-B dated July 13, 1993 and incorporated herein by reference.

          4.4  Form of Certificate of Series A ESOP
               Convertible Junior Preferred Stock, no par value, of the Registrant filed as Exhibit 3.4(i)(d) to the Registrant's Form 8-B dated July 13, 1993 and incorporated herein by reference.


          4.5  Amended Rights Agreement, dated as of
               October 19, 1994, between Conrail Inc. and First Chicago Trust Company of New York, together with Form of Right Certificate and Summary of Rights to Purchase Common Shares as exhibits thereto, filed as Exhibit 4.1 to the Registrant's Form 10-Q dated November 10, 1994 and incorporated herein by reference.

          4.6  Consolidated Rail Corporation Annual
               Performance Achievement Reward Plan For 1994 For
               Non-Officers.

          5    Opinion of Harkins Cunningham as to
               legality.

         15.1  Letter of Price Waterhouse as to
               unaudited interim financial information.

         15.2  Letter of Coopers & Lybrand as to
               unaudited interim financial information.

         23.1  Consent of Harkins Cunningham (included in Exhibit
               5).

         23.2  Consent of Coopers & Lybrand.



Item 9.  Undertakings.


(a)  The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which offers or

          sales are being made, a post-effective amendment to

          this Registration Statement:

               (i)  to include any prospectus required by

                    Section 10(a)(3) of the Securities Act of 1933;

              (ii)  to reflect in the prospectus any facts

                    or events arising after the effective date of this

                    Registration Statement (or the most recent post-

                    effective amendment thereof) which, individually

                    or in the aggregate, represent a fundamental

                    change in the information set forth in this

                    Registration Statement;

             (iii)  to include any material information with

                    respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this

                    Registration Statement;

             Provided, however, that paragraphs (a)(1)(i) and
             -----------------

             (a)(1)(ii) do not apply if the information required to

             be included in a post-effective amendment by those

             paragraphs is contained in periodic reports filed by

             the Registrant pursuant to Section 13 or Section 15(d)

             of the Securities Exchange Act of 1934 that are

             incorporated by reference in this Registration

             Statement.

        (2)  That, for the purpose of determining any liability

             under the Securities Act of 1933, each such post-

             effective amendment shall be deemed to be a new

             registration statement relating to the securities

             offered therein, and the offering of such securities at

             that time shall be deemed to be the initial bona fide

             offering thereof.

        (3)  To remove from registration by means of a post-

             effective amendment any of the securities being

             registered which remain unsold at the termination of

             the offering.

(b)  The undersigned Registrant hereby undertakes that, for

purposes of determining any liability under the Securities Act of

1933, each filing of the Registrant's annual report pursuant to

Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such

securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the

Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the

foregoing provisions, or otherwise, the Registrant has been

advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as

expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities

(other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the

Registrant in the successful defense of any action, suit or

proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the

Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                             SIGNATURES



          Pursuant to the requirements of the Securities Act of 1933, the

Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on February 15,

1995.

                              CONRAIL INC.

                               Registrant



                              By:           /S/
                                   ----------------------
                                   James A. Hagen
                                   Chairman and Chief Executive Officer


          Pursuant to the requirements of the Securities Act of

1933, this Registration Statement has been signed on February 15,

1995 by the following persons in the capacities indicated.


         /S/
- ----------------------------
 James A. Hagen
 Chairman, Chief Executive Officer and Director
 (Principal Executive Officer)

         /S/
- ----------------------------
 H. William Brown
 Senior Vice President - Finance and Administration
 (Principal Financial Officer)

         /S/
- ----------------------------
 Donald W. Mattson
 Vice President - Controller
 (Principal Accounting Officer)

         /S/
- ----------------------------
 H. Furlong Baldwin
    Director

         /S/
- -----------------------------
 Claude S. Brinegar
    Director

         /S/
- -----------------------------
 Daniel B. Burke
   Director

         /S/
- -----------------------------
 Kathleen Foley Feldstein
      Director

         /S/
- -----------------------------
 Roger S. Hillas
    Director

         /S/
- -----------------------------
 E. Bradley Jones
    Director

         /S/
- -----------------------------
 David M. LeVan
 President, Chief Operating Officer and Director

         /S/
- -----------------------------
 David B. Lewis
   Director

         /S/
- -----------------------------
 John C. Marous
   Director

         /S/
- -----------------------------
 Raymond T. Schuler
    Director

         /S/
- -----------------------------
 David H. Swanson
     Director

                         EXHIBIT INDEX


Exhibit No.
- -----------

4.6            Consolidated Rail Corporation Annual
               Performance Achievement Reward Plan
               For 1994 For Non-Officers.

5              Opinion of Harkins Cunningham as to
               legality.

15.1 Letter of Price Waterhouse as to unaudited interim financial information.

15.2 Letter of Coopers & Lybrand as to unaudited interim financial information.

23.2           Consent of Coopers & Lybrand.


Exhibits 4.1, 4.2, 4.3, 4.4 and 4.5 are incorporated herein by reference.